1347 Property Insurance Holdings, Inc. S-1

Exhibit 21.1

Subsidiaries

Maison Managers, Inc., a Delaware Corporation

Maison Insurance Company, a Louisiana Corporation

ClaimCor, LLC, a Florida Limited Liability Company